CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 9, 2004, relating to the financial statements and financial highlights which appear in the November 30, 2003 Annual Report of the PIA Short-Term Government Securities Fund, PIA Total Return Bond Fund, PIA Equity Fund, OCM Gold Fund and PIA BBB Bond Fund (comprising PIA Mutual Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

March 29, 2004